PHOENIX MANAGEMENT SERVICES, INC.
--------------------------------------------------------------------------------

                                                         110 Chadds Ford Commons
                                                           Chadds Ford, PA 19317
Mitchell B. Arden                                                   610-358-4700
Executive Vice President                                        FAX 610-358-9377

                                           June 3, 1998

Mr. Ronnie J. Adams
President
Consolidated Stainless Inc.-Debtor in Possession
1601 East Amelia Street
Orlando, Florida 32803

Dear Ron:

      It was a pleasure meeting with you again yesterday and both Vince and I appreciated the opportunity to be brought up to date regarding the current situation at Consolidated Stainless Incorporated (hereinafter referred to as "CSI" or the "Company").

      Based upon our conversation, Phoenix Management Services, Inc. ("Phoenix") is prepared to assist CSI by assuming on an interim basis the responsibilities generally held by a Company's Co-Chief Executive Officer (Co-CEO). As we discussed, I believe that Vince Colistra, a Senior Vice President at Phoenix, would be ideal for this interim Co-CEO assignment. Vince is a seasoned senior executive whose experience will meet the needs of the Company and the personalities of the individuals involved with this situation. Further, Vince's past experience in the steel distribution operations will minimize any required learning curve and will allow Vince to begin adding value immediately. Phoenix's broad resources will be available to Vince throughout the course of this assignment, and additional Phoenix professionals will be available should that be necessary at some future point. A copy of Vince's resume was provided to you yesterday, and an additional copy is attached to this proposal for distribution to CSI's other interested parties. Throughout the course of this engagement, Phoenix (referring jointly to Vince Colistra and Phoenix) will report directly to CSI's Board of Directors, or such other body as Phoenix and CSI jointly agree is appropriate, and Phoenix will be available to communicate with all of the Company's various constituents.

      As interim Co-CEO, it is our understanding that Phoenix, on a co-basis with Ronald J. Adams, will oversee the daily operations of the Company and will be responsible for the ongoing management of the Company during this interim period. In addition, it is expected that Phoenix, on a co-basis with Ronnie J. Adams, will have direct, day-to-day management responsibility of the Company's ongoing business activities. In the event Phoenix and Ronnie J. Adams, acting in their capacities as Co-CEO's, are unable to reach agreement with respect to a particular business issue,
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the decision of Phoenix shall be binding.

      Phoenix will have decision making authority in all functional areas of the Company, including, but not limited to, cash management, purchasing, inventory management and control, production and distribution operations, sales and marketing activities, as well as customer and supplier interface. Further, Phoenix will address the Company's staffing needs, oversee the Company's development of a consolidation plan for the manufacturing and distribution locations should that be necessary, and will, in conjunction with the Company's financial management, develop CSI's cash forecasts. Notwithstanding Phoenix's involvement in all functional areas of the Company, Phoenix shall not have the authority to terminate Mr. Ronnie J. Adams.

      Throughout the course of its involvement, Phoenix will also seek to improve the Company's current operating performance by developing and implementing those plans which will enhance the operating efficiency of CSI, as well as the effectiveness of the Company's sales and marketing activities. Additionally, we recognize that Phoenix will be involved with (and at times responsible for) maintaining an open line of communication with all of the Company's constituents including, but not necessarily limited to the Bankruptcy Court, the Company's secured and unsecured creditors, the Company's employees, customers, and suppliers.

      Phoenix is also aware that CSI has engaged BDO Seidman ("BDO") as its accountant and financial advisor and that, in addition to its other duties, BDO is responsible for developing a Plan of Reorganization (the "Plan"). We understand that Phoenix is not responsible for the development or presentation of this Plan, but we will be available to review the plan and, if desired, offer input as to its viability.

      As compensation for the above services, Phoenix will bill CSI based upon the following hourly rates for Phoenix's professionals:

                  President                     $315/hr.
                  Executive Vice President      $265/hr.
                  Senior Vice Presidents        $225/hr. - $245/hr.
                    (Including Vince Colistra @ $245/hr.)
                  Vice Presidents               $195/hr. - $205/hr.
                  Analysts                      $ 75/hr. - $125/hr.

      As indicated during our meeting, Vince Colistra, a Phoenix Senior Vice President, will be filling the position of interim Co-CEO for CSI. Vince has an intimate, working operational and financial knowledge of the industry, having served as COO/CFO for five years at a large, Mid-West steel service operation with revenues of $175 million for five years. Vince will, as necessary, and within the scope of services discussed herein, have the support of the various professionals at Phoenix. We are prepared to commit Vince for an average of at least forty (40) hours per week and, as requested, we will cap our professional fees for the scope of all services outlined in this letter at $6,250/week.
Should the cost of the actual professional hours amount to less than an
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aggregate $6,250, the Company would be billed the lesser amount. However, in the event Phoenix's actual professional fees for the services to be performed in accordance with this letter exceed $6,250 in any given week, the Company would still only be subject to the $6,250 cap.

      We are prepared to begin this assignment immediately upon receipt of a $12,500 retainer, a signed copy of this engagement letter, an executed copy of the attached Indemnification Agreement, and the appropriate Federal Bankruptcy Court Order authorizing CSI's engagement of Phoenix. Phoenix's retainer will be returned at the time this assignment is completed and payment in full for all of Phoenix's services hereunder has been made, or can be offset against any outstanding invoices at that time.

      Normal out-of-pocket operating and travel expenses will be billed at cost, and will be in addition to the previously discussed professional fee weekly cap of $6,250, and detailed invoices will be issued weekly to help you monitor the cost of the engagement. Invoices are payable upon presentation. Phoenix recognizes and acknowledges that all payments received from CSI are subject to final Bankruptcy Court approval.

      We appreciate the confidence you have expressed in our firm and look forward to assisting CSI during this critical period. This agreement may be terminated in writing by either Phoenix or CSI's Board of Directors on ten (10) days prior written notice.

                                        Sincerely,


                                        /s/ Mitchell B. Arden

                                        Mitchell B. Arden
                                        Executive Vice President

Agreed and Accepted on behalf
of Consolidated Stainless, Inc.:


/s/ Ronald J. Adams

Title: Pres.


Date: 6-17-98

                      CONSENT, RELEASE, AND INDEMNIFICATION

      Whereas, Consolidated Stainless, Inc. (the "Company") would like to utilize the services of Phoenix Management Services, Inc. ("Phoenix") to manage the Company's activities on an interim basis in the capacity of Interim Co-CEO and in accordance with the terms of the attached engagement letter.

      Now, therefore, in consideration of Phoenix's agreement to perform such services in good faith and in the exercise of its best efforts, the Company hereby consents and agrees to have Phoenix perform such services, releases and waives any and all claims which it may have or claim to have in the future against Phoenix, its principals, employees or agents arising out of the performance of such services, except for claims resulting from Phoenix's gross negligence or willful misconduct, and agrees to indemnify, hold harmless and defend Phoenix, its principals, employees or agents against any and all claims, demands or suits by any directors, officers, employees, shareholders, customers, representatives, or vendors of the Company or subject developments arising out of the performance of such services, except for claims, demands or suits which result from Phoenix's gross negligence or willful misconduct.

      Intending to be bound hereby, the undersigned, having been duly authorized by the Board of Directors of Consolidated Stainless, Inc. and the Federal Bankruptcy Court in the State of Delaware have set their hands and seal this 17 day of June, 1998.

                                        By: /s/ Ronald J. Adams

                                        Name: Ronald J. Adams

                                        Title: President

                                        Date: 6-17-98

                                 Witness: /s/ Donna Richey

                                        By:

                                        Name: Donna Richey

                                        Title: Asst. Controller

                                        Date: 6-17-98

      (SEAL)